Exhibit 8.1

List of Subsidiaries

	Place of Incorporation	Date of Incorporation

Subsidiaries
Anpulo International Limited	Hong Kong	May 30, 2012

Guangxiang Investment Consulting (Shanghai) Co., Ltd.	P.R. China	September 6, 2013

VIEs
Laifeng Anpulo (Group) Food Development Co., Ltd.	P.R. China	March 3, 2005